EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan of Sonus Pharmaceuticals, Inc. of our reports dated March 16, 2006, with respect to the financial statements of Sonus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Sonus Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sonus Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
July 6, 2006